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EXHIBIT 99.1 - Press release

For Immediate Release                  Contacts
November 14, 2005                      Brian Beckwith, President & CEO
                                       Michael DeMarco, Chief Financial Officer
                                       (201) 712-0090
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Peoples Educational Holdings, Inc. Announces Third Quarter Results

Saddle Brook, New Jersey, November 14, 2005 - Peoples Educational Holdings, Inc. (Nasdaq: PEDH) today reported revenue of $14.9 million, for its third quarter ending September 30, 2005, up 12.7% from the same period in 2004. Nine month year-to-date revenue was $28.4 million, an increase of 8.1% from the comparable period in 2004. Net income for the three and nine-month periods ended September 30, 2005 was $1,033,000 and $186,000, compared to $1,170,000 and $1,491,000 in
2004. Earnings per share, on a diluted basis, was $0.21 for the quarter as compared to $0.30 in 2004. Nine month year-to-date earnings per share, on a diluted basis, was $0.04 as compared to $0.38 in the prior year.

"We are pleased by our return to profitability in the third quarter after an unprofitable first half resulting primarily from major investments in product development, marketing and infrastructure. Near-term revenue growth has also been encouraging, as the latest trailing three-month period (i.e. August through October) is up approximately 25% over the same period in the prior year, including a 21% increase in Test Preparation and Assessment. We feel we are well positioned to deliver strong growth in earnings over the next year as we leverage our continuing revenue growth." said Brian Beckwith, President and CEO.


Summary

Test Preparation and Assessment product line revenue for the third quarter of 2005 was $6.3 million, an increase of 7.8% from the same period in 2004. Test Preparation and Assessment product line revenue for the nine-month period was $15.5 million, a decrease of 1.1% compared to the same period in 2004. The revenue fluctuation from 2004 to 2005 is due to several factors including the timing of a large sales order and changes in state learning standards and test formats. During the nine months ended September 30, 2004, we received and billed a large district order, of approximately $536,000; no such billing took place for the nine months ended September 30, 2005. We have however received an order from that same district during the fourth quarter of 2005 in the amount of $303,000 of which approximately $240,000 is expected to be recognized as revenue in 2005.

College Preparation product line revenue was up for both the three and nine-month periods. For the quarter College Prep revenue was $6.9 million, an increase of $528,000 over the same period in the prior year. Nine-month revenue was $11.1 million, an increase of $1.1 million from the prior year. Revenue from the two major college publishers for the quarter and nine-month period


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was up $425,000 and $924,000 respectively from the prior year. The proprietary products and the new distribution agreements within this line accounted for the balance of the increases.

Instruction revenue for the third quarter increased from $227,000 in 2004 to $776,000 for the same period in 2005. Revenue for the nine-month period increased from $669,000 to $1,637,000. The increase was primarily a result of the growth of our new state-specific, standards-based materials, as we continue to shift our strategic focus away from the older general remedial and multicultural products within this line.

Professional Development revenue for the three and nine month periods was $48,000 and $185,000 respectively. There was no revenue in 2004 for this product line as it was still under development.

Gross Profit was $5.8 million and $12.0 million for the three and nine month periods respectively compared to $5.4 million and $12.1 million for the same periods in the prior year. Gross Profit percentage decreased from 43.7% to 41.1% for the quarter and from 45.9% to 42.1% for the nine-month period. The decrease is due to an increase in prepublication cost amortization as a result of our continued commitment to the development of new product, and an increase in direct costs as a percentage of revenue due to product revenue mix.

Operating expense for the quarter increased from $3.5 million to $3.9 million in 2005. For the nine-month period, expenses increased from $9.5 million in 2004 to $11.4 million. Both the quarter and YTD increases are due to the following:

         - Increased expenses related to our new product and product line launches including promotion, exhibit, book sample, catalog, internet and travel expense.

         - Investment in our sales infrastructure to support current and long-term revenue growth.

         - Increases in salaries and related expenses, general corporate overhead and increases in accounting expenses as a result of Sarbanes-Oxley compliance requirements.

Net income for the quarter was $1,033,000, a $137,000 decrease from the prior year. Nine-month net income was $186,000 compared to $1,491,000 in 2004.

The decrease in net income for both the three and nine-month periods were primarily due to higher direct costs, as a percent of revenue, due to product revenue mix and an increase in prepublication cost amortization, as a result of an increase in the number of published titles. In addition, selling, marketing, general and administrative expenses increased as a result of planned, broad scale, new product line launches.

The Company is projecting full year 2005 revenue to be approximately $36 million, which would represent an increase of 10% over 2004.

Net income is projected to be less than one-half million dollars for 2005, compared to $1.4 million in 2004.

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Change in Fiscal Year-End

The Company has made the decision to change its fiscal year end from December 31st to May 31st. This will more closely align our financial year-end with our revenue cycle and our customers purchasing cycle. This is in line with the approach taken by several other large publishers. This change will be effective May 31st 2006.

As a result of this change the Company's largest revenue months will occur in the first half of its fiscal year. The Company will be providing guidance on its May 31, 2006 five-month stub period in conjunction with its 4th quarter earnings call.


Conference Call and Webcast Details:

Live Conference Call

Monday, November 14, 2005, 11 a.m. Eastern
US:                   800-638-4930
International:        617-614-3944
Live Audio Webcast:
http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=1155859

Webcast Replay (available approximately two hours after conference call ends through November 14, 2006.)
http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=1155859

About Peoples Educational Holdings, Inc.
Peoples Educational Holdings, Inc., is a publisher and marketer of print and electronic supplementary educational materials for the K-12 school market. The Company focuses its efforts in four market areas:

         1. Test Preparation and Prescriptive Assessment materials targeted to state-specific standardized tests

         2. College Preparation materials for academically rigorous high school programs

         3. Instruction materials are standards based, state specific products that focus on challenging concepts required by state standards

         4. Professional Development materials are print based products for the training and continuing education of teachers

The Company's proprietary products are supplemental in nature, meaning that they are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.


This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking


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statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.


Peoples Publishing Group, Inc., Saddle Brook, NJ
Investor Contact: Michael DeMarco
Press Contact: Michael DeMarco
Phone: 201-712-0090
investorrelations@peoplespublishing.com


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